Exhibit 99.4

MID-AMERICA APARTMENTS, L.P.

Offers to exchange its 5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016, which have been registered under the Securities Act of 1933,

for any and all of its outstanding unregistered

5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016, respectively

THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE     , 2014, UNLESS EXTENDED.

May     , 2014

To Our Clients:

Enclosed for your consideration is a prospectus dated May     , 2014 (the “Prospectus”) and the accompanying letter of transmittal, relating to the offer by Mid-America Apartments, L.P. (the “Company”) to exchange (i) $169,112,000 aggregate principal amount of its new 5.50% Senior Notes due 2015 (CUSIP No.: 59523U AH0) (the “New 2015 Notes”) and (ii) $68,130,000 aggregate principal amount of its new 6.05% Senior Notes due 2016 (CUSIP No.: 59523U AK3) (the “New 2016 Notes” and, together with the New 2015 Notes, the “New Notes”), which, in each case, have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of its outstanding unregistered (i) 5.50% Senior Notes due 2015 (CUSIP Nos.: 59523U AC1 and U59353 AB5) (the “Original 2015 Notes”) and (ii) 6.05% Senior Notes due 2016 (CUSIP Nos.: 59523U AD9 and U59353 AC3) (the “Original 2016 Notes” and, together with the Original 2015 Notes, the “Original Notes”), respectively.

New Notes. As set forth in the prospectus, the terms of the New Notes are substantially identical to the Original Notes, except that the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on their transfer and will not contain certain provisions providing for an increase in the interest rate thereon under the circumstances set forth in the registration rights agreements described in the prospectus. Original Notes may be tendered in principal amounts equal to $2,000 and integral multiples of $1,000 in excess thereof.

We are forwarding the enclosed material to you as the beneficial owner of Original Notes held by us for your account or benefit but not registered in your name. Only we may tender Original Notes in the applicable Exchange Offer as the registered holder, if you so instruct us. Therefore, the Company urges beneficial owners of Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Original Notes in an Exchange Offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all Original Notes held by us for your account or benefit pursuant to the terms and conditions set forth in the prospectus and the letter of transmittal. We urge you to read carefully the prospectus and the letter of transmittal before instructing us to exchange your Original Notes.

You should forward instructions to us as promptly as possible in order to permit us to exchange Original Notes on your behalf before the applicable Exchange Offer expires at 5:00 p.m., New York City time, on June     , 2014, unless extended. A tender of Original Notes may be withdrawn at any time prior to the expiration time, which is 5:00 p.m., New York City time, on June     , 2014, or the latest time to which the exchange offer is extended.

We call your attention to the following:

1.	The exchange offer will expire at 5:00 p.m., New York City time, on June , 2014, unless extended. Original Notes may be withdrawn, subject to the procedures described in the prospectus, at any time prior to 5:00 p.m. New York City time, on the expiration date.

2.	Each Exchange Offer is for the exchange of $2,000 principal amount of New Notes, and integral multiples of $1,000 in excess thereof, for each $2,000 principal amount of related Original Notes, and integral multiples of $1,000 in excess thereof. An aggregate principal amount of (i) $169,112,000 of Original 2015 Notes and (ii) $68,130,000 of Original 2016 Notes was outstanding as of March 31, 2014.

3.	The exchange offer is subject to certain conditions. See “The Exchange Offers — Conditions to the Exchange Offers” in the prospectus.

4.	The Company has agreed to pay certain of the expenses of the exchange offer. It will pay any transfer taxes incident to the transfer of Original Notes from the tendering holder to the Company, except as provided in the prospectus and the letter of transmittal. See “The Exchange Offers — Fees and Expenses” in the prospectus and instruction 5 of the letter of transmittal.

5.	Based on an interpretation of the Securities Act by the staff of the Securities Exchange Commission, the Company believes that the New Notes issued in an Exchange Offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

a)	you are acquiring the New Notes in the ordinary course of your business;

b)	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of the New Notes;

c)	you are not an “affiliate” of the Company or Mid-America Apartment Communities, Inc; and

d)	you are not a broker-dealer that acquired any of its Original Notes directly from the Company.

The Company is not making any Exchange Offer to, nor will it accept tenders from or on behalf of, holders of Original Notes residing in any jurisdiction in which the making of any such Exchange Offer or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Original Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form entitled “Instruction to Registered Holders and DTC Participants From Beneficial Owner of 5.50% Senior Notes due 2015, 6.05% Senior Notes due 2016.” The accompanying letter of transmittal is furnished to you for informational purposes only and may NOT be used by you to exchange Original Notes held by us and registered in our name for your account or benefit.

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